            [LETTERHEAD OF CORESTATES FINANCIAL CORP APPEARS HERE]

                   Gary Brooten or Linda Stryker
                          (215) 973-3546


                   Immediately Upon Receipt



                       CoreStates Reports Record Earnings
                 Excluding Restructuring Charge, One-Time Gain;
                Benefits from "Shared Successes With Customers"

            Philadelphia, April 18, 1995--CoreStates Financial Corp today reported first quarter net income of $55,367,000 or 38 cents per share. Excluding a restructuring charge and one-time gain, operating earnings were a record $113,606,000 or 79 cents per share.

            The first quarter operating earnings resulted in continuing strong performance ratios. Return on average assets was 1.63% and return on average equity was 19.63%.

            Operating earnings were up 16% from $97,805,000 or 68 cents per share in the 1994 first quarter. In that quarter, one-time closing costs for the acquisition of Constellation Bancorp and an accounting change resulted in a net loss of $33,425,000 or 21 cents per share.

            The 1995 first quarter earnings were unchanged from estimates reported by CoreStates on March 29.

            Terrence A. Larsen, chairman, said the strong operating earnings "reflect the successes our customers are experiencing. Profitability and growth of our customers brings the opportunity for similar successes at CoreStates.

            "Our people have been capturing these opportunities with skill and professionalism under difficult market conditions, and our results have been gratifying."
                                     -more-

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                                       2

            CoreStates announced on March 29 that its redesign project, called Building Exceptional Service Together or BEST, is expected to transform the way business is conducted with customers, and is expected to benefit earnings strongly as a result.

            In connection with the BEST redesign, CoreStates took a $110 million pre-tax restructuring charge that reduced first quarter income by 49 cents per share. The annual earnings improvement that will result is expected to be 90 cents per share at the end of the next 18 months, Larsen said.

            CoreStates also said it had a one-time gain of 8 cents per share from a first-quarter transaction involving its investment in Electronic Payment Services, Inc., a joint venture with several other banking companies.

            In the first quarter, net interest income was up about 11% from a year earlier. Average loans were up $1.1 billion, or 5.5%, even though CoreStates sold almost $700 million of low-quality or narrow-margin loans from acquired portfolios during the past year. Compared to a year ago, the net interest margin increased 37 basis points to 5.93%. CoreStates' net interest margin has held between 5.86% and 5.93% for the past four quarters, placing it consistently among the top few larger banking organizations.

            Revenues from fee-based services were relatively flat year to year. Larsen said CoreStates "partnered growth in international business with our customers, resulting in a 21% increase in international service fees. Domestic fees were down modestly, reflecting the need to hold costs with and for our customers."

            CoreStates' expense management showed improvement. Larsen said most measures, including the overhead expense ratio, improved both

                                     -more-

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       year-to-year and quarter-to-quarter. The expense ratio was 59.19%.

            CoreStates also benefited from the continuing decline in total non-performing assets. At March 31 non-performing assets were $299 million, down from $501 million a year ago and from $311 million at December 31. The March 31, 1995 non-performing assets represented 1.05% of total assets and 1.42% of total loans plus real estate foreclosed or in foreclosure.

            The reserve for loan losses at March 31 was $499 million, or 206% of total non-performing loans. Net charge-offs were $26.9 million for the first quarter, compared to $32.1 million a year ago.

            Consolidated total assets at March 31 were $28.5 billion, including $20.9 billion of consolidated net loans. Consolidated total deposits were $20.9 billion.

            Shareholders' equity at March 31 was $2.29 billion, or 8.04% of total assets. The Tier 1 leverage ratio (Tier 1 or core capital as a percentage of quarterly average assets) was 7.36% for the first quarter. Tier 1 capital at March 31 was 8.29% of risk-adjusted assets and total capital was 12.07% of risk-adjusted assets, well in excess of regulatory minimums of 4% and 8%, respectively.

            CoreStates' 1994 first quarter results are restated to reflect the subsequent acquisition of Independence Bancorp, which was accounted for as a pooling of interests. That restatement also reflects a writedown of certain Independence mortgage securities with respect to a change of accounting principle.
                                      -30-

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                           CoreStates Financial Corp
                    (in thousands, except per share amounts)


                                                Three Months ended March 31,
                                            ----------------------------------
                                              1995                      1994
                                            -------                   --------
Income (loss) before cumulative effect of
a change in accounting principle            $55,367(a)(b)            $(29,995)(b)
                                            =======                  =========

Net income (loss)                           $55,367(a)(b)            $(33,425)(b)(c)
                                            =======                  ========

Per Share
- ---------

Income (loss) before cumulative effect
 of a change in accounting principle          $0.38(a)(b)              $(0.21)(b)
                                              =====                    ======

Net income (loss)                             $0.38(a)(b)              $(0.23)(b)(c)
                                              =====                    ======

Average number of shares outstanding        144,246                   144,612
                                            =======                   =======

(a) In March 1995, CoreStates completed an intensive review of its operations and businesses and announced a corporate-wide process redesign plan, which restructures its banking services around customers and enhances employees' authority to make decisions to benefit customers. As a result of this process redesign, CoreStates recorded a $110.0 million pre-tax restructuring charge, $70.0 million after-tax or $0.49 per share, in March 1995. The process redesign is expected to generate by late 1996, annual run-rate efficiencies which reduce expenses by approximately $180 million and revenue enhancements which will net an addition of approximately $30 million to revenues, combining to improve net income at an annual rate of $0.90 per share.

(b) Excluding an after-tax restructuring charge of $70.0 million, or $0.49 per share, related to a corporate-wide process redesign and an after-tax gain of $11.8 million, or $0.08 per share, related to changes in an investment in an affiliate joint venture, both recorded in the first quarter of 1995, and after-tax merger-related charges of $127.8 million, or $0.89 per share, recorded in the first quarter of 1994 for the Constellation Bancorp acquisition, selected financial results for the three months ended March 31, 1995 and 1994 were as follows:


                                             1995      1994
                                           --------  --------
     Income before cumulative effect of
       a change in accounting principle..  $113,606   $97,805
     Per share...........................  $   0.79   $  0.68

(c) Reflects the writedown to fair value for certain mortgage securities deemed to be impaired under FASB's 1994 interpretation of FAS 115.

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